EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of October 7, 2015, to the Credit Agreement, dated as of October 8, 2014, between Blackstone / GSO Senior Floating Rate Term Fund, a Delaware statutory trust (the “Borrower”), and The Bank of Nova Scotia (the “Bank”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Recitals

I.

Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.

The Borrower desires to amend the Credit Agreement and the Bank has agreed thereto, in each case upon the terms and conditions herein contained.

Agreements

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The defined term “Anti-Terrorism Law” contained in Section 1.1 of the Credit Agreement is hereby amended by  deleting the phrase “, the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.),” contained in clause (c) thereof,  removing “and” from immediately before clause (d), and (c) adding the following immediately before the period at the end thereof: “, and (e) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.)”.

2. The defined term “Applicable Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the percentage “0.70%” contained therein with the percentage “0.75%”.

3. The defined term “Federal Funds Effective Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “the higher of (i) 0.0% and (ii)” immediately after the phrase “for any day,”.

4. The defined term “LIBO Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “the higher of (i) 0.0% and (ii)” immediately after the phrase “for any Interest Period,”.

5. The defined term “Overnight Eurodollar Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the phrase “as of any date,” contained therein with the phrase “as of any date, the higher of (i) 0.0% and (ii)”.

6. The defined term “Sanctioned Jurisdiction” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the term “countrybased” with “countrybased or regionalbased”.

7.

Blackstone / GSO Senior Floating Rate Term Fund - Amendment No. 1

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The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “October 7, 2015” contained therein with the date “October 5, 2016”.

8. Section 4.15(a) of the Credit Agreement is hereby amended by  inserting “, region” immediately after the word “country” appearing therein, and  replacing the phrase “Sudan and” contained therein with the phrase “Sudan, Crimea and”.

9. Section 7.9(a) of the Credit Agreement is hereby amended by  replacing the phrase “any country or” contained therein with the phrase “any country, region or”.

10. Paragraphs 1 through 9 of this Amendment shall not be effective until the earliest date upon which each of the following conditions shall be satisfied (the “Amendment Effective Date”):

(a) the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission (in printable format) of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b) the Bank shall have received a certificate, dated the Amendment Effective Date, from the Secretary of the Borrower (or such other duly authorized representative thereof as shall be acceptable to the Bank), in all respects satisfactory to the Bank  certifying as to the incumbency of authorized persons of the Borrower executing this Amendment,  attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date thereof, and  certifying that none of the Borrower’s Organization Documents have been amended, supplemented or otherwise modified since October 8, 2014 or, if so, attaching true, complete and correct copies of any such amendment, supplement or modification;

(c) the Bank shall have received favorable written opinions from (i) Simpson Thacher & Bartlett LLP and (ii) Richards, Layton & Finger, P.A., each in form and substance reasonably acceptable to the Bank; and

(d) all out-of-pocket costs and expenses of the Bank (including the reasonable fees and disbursements of counsel to the Bank) due and payable in connection with the preparation, negotiation, execution and delivery of this Amendment on or prior to the Amendment Effective Date and invoiced in reasonable detail shall have been paid.

11. The Borrower  reaffirms the enforceability of each Loan Document to which it is a party and all of its obligations thereunder and, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (whether enforcement is sought by proceedings in equity or law),  agrees and admits that as of the date of execution and delivery hereof by the Borrower,  it has no defense to any such obligation, and  it shall not exercise any setoff or offset to any such obligation, and  represents and warrants that, as of the date of execution and delivery hereof by the Borrower,  no Default has occurred and is continuing, and  the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents to which it is a party are true on and as of the Amendment Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

12. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

13. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart executed and delivered (including by facsimile, or by email transmission of a signed signature page of this Amendment) by the party to be charged.

14. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be executed by its duly authorized representative as of the date first above written.

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND

By:   /s/ Marisa J. Beeney

Name:  Marisa J. Beeney

Title:  Chief Compliance Officer, Chief Legal Officer & Secretary

THE BANK OF NOVA SCOTIA

By:   /s/ Eli Mou

Name:  Eli Mou

Title: Director & Execution Head

Blackstone / GSO Senior Floating Rate Term Fund - Amendment No. 1 Signature Page